Exhibit 99.1
FOR IMMEDIATE RELEASE

RumbleOn Remains Focused on Strategic Plan with Appointment of
Tiffany Kice as Chief Financial Officer

IRVING, TX – June 4, 2024 – RumbleOn, Inc. (NASDAQ: RMBL), the nation's largest retailer of new and used powersports products, today announced the appointment of Tiffany Kice as its new Chief Financial Officer (CFO), effective June 24, 2024. Kice brings over 25 years of experience in financial leadership roles for public and private companies across various industries, including extensive expertise in multi-site retail.

“We are thrilled to welcome Tiffany to the RumbleOn team as our new CFO,” said Mike Kennedy, Chief Executive Officer of RumbleOn. “Her experience with growth-focused, public and privately held companies and her expertise with multi-location retail businesses make her a perfect fit for RumbleOn as we continue to transform our business."

Kice joins RumbleOn from Pegasus Logistics Group, a privately held logistics company where she served as CFO since 2020. She has held CFO roles in the retail and investment fields and started her career at professional services firm KPMG in Dallas. Kice’s background includes strategic financial planning, risk management, and leadership of IT, finance and human resource professionals. She holds a B.B.A. in Accounting from the University of Texas, Austin.

“I am excited to join RumbleOn at such a pivotal time in the company's history,” said Kice. “The evolution of the company and its rapid movement to becoming the largest, fastest growing retailer in powersports will make this an exciting and challenging role. I look forward to helping RumbleOn execute its strategy and continue to deliver value for customers and shareholders.”

Kice grew up in Texas where she and her brother enjoyed waterskiing and riding ATV's as children. Today, along with her husband of 25 years and two adult daughters, she enjoys time at the lake where she's the expert pilot for wakeboarding and tubing.

ABOUT RUMBLEON
RumbleOn, Inc. (NASDAQ: RMBL), operates through two operating segments: the RideNow Powersports dealership group and Wholesale Express, LLC, an asset-light transportation services provider focused on the automotive industry. RideNow Powersports is the largest powersports retail group in the United States (as measured by reported revenue, major unit sales and dealership locations), offering over 500 powersports franchises representing 52 different brands of products. RideNow Powersports sells a wide selection of new and pre-owned products, including parts, apparel, accessories, finance & insurance products and services, and aftermarket products. We are the largest purchaser of pre-owned powersports vehicles in the United States and utilize our proprietary Cash Offer technology to acquire vehicles directly from consumers. To learn more, please visit us online at https://www.rumbleon.com.

Cautionary Note on Forward-Looking Statements

This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995, which statements may be identified by words such as “expects,” “plans”, “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading "Forward-Looking Statements” and “Risk Factors” in the Company’s SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.